As filed with the Securities and Exchange Commission on December 12, 2019.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BILL.COM HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	83-2661725
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1810 Embarcadero Road

Palo Alto, California 94303

(Address of Principal Executive Offices) (Zip Code)

2006 Equity Incentive Plan

2016 Equity Incentive Plan

2019 Equity Incentive Plan

2019 Employee Stock Purchase Plan

(Full title of the plans)

René Lacerte

Chief Executive Officer and Founder

Bill.com Holdings, Inc.

1810 Embarcadero Road

Palo Alto, California 94303

(650) 621-7700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

James D. Evans Mark C. Stevens Dawn H. Belt Nicolas H. R. Dumont Fenwick & West LLP 801 California Street Mountain View, California 94041 (650) 988-8500	Raj Aji General Counsel, Chief Compliance Officer and Secretary Bill.com Holdings, Inc. 1810 Embarcadero Road Palo Alto, California 94303 (650) 621-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.00001 par value per share
- To be issued under the 2019 Equity Incentive Plan	7,396,056(2)	$22.00(3)	$162,713,232.00(3)	$21,121
- To be issued under the 2019 Employee Stock Purchase Plan	1,400,000(4)	$18.70(5)	$26,180,000.00(5)	$3,399
- Outstanding under the 2016 Equity Incentive Plan	10,463,007(6)	$8.59(7)	$89,877,230.13(7)	$11,667
- Outstanding under the 2006 Equity Incentive Plan	1,488,997(8)	$1.99(9)	$2,963,104.03(9)	$385
TOTAL	20,748,060		$281,733,566.16	$36,570

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s common stock.

(2)

Shares of common stock reserved for issuance under the 2019 Equity Incentive Plan (“2019 Plan”) consists of (a) 7,100,000 shares of common stock reserved for issuance under the 2019 Plan and (b) 296,056 shares of common stock previously reserved but unissued under the 2016 Equity Incentive Plan (“2016 Plan”), that are now available for issuance under the 2019 Plan. To the extent shares subject to outstanding awards under the 2016 Plan and the 2006 Equity Incentive Plan (“2006 Plan” and collectively, the “Prior Plans”) (i) are subject to options under the Prior Plans that cease to be subject to such options by forfeiture or otherwise, (ii) were or are issued under the Prior Plans pursuant to the exercise of options and are forfeited or repurchased at the original issue price, or (iii) are subject to options under the Prior Plans and are used to pay the exercise price of an option or withheld to satisfy tax withholding obligations relating to any awards will be available for future grant and issuance as common stock under the 2019 Plan. See footnote 6 below.

(3)

Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act on the basis of the initial public offering price per share of the Registrant’s common stock as set forth in the Registrant’s prospectus filed with the Securities and Exchange Commission on or around December 12, 2019 pursuant to Rule 424(b) under the Securities Act.

(4)	Represents shares reserved for issuance under the 2019 Employee Stock Purchase Plan (“Purchase Plan”) as of the date of this Registration Statement.
(5)

Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act on the basis of the initial public offering price per share of the Registrant’s common stock multiplied by 85%, which is the percentage of the price per share applicable to purchases under the Purchase Plan.

(6)

Represents shares of Registrant’s common stock reserved for issuance upon the exercise of stock options outstanding under the 2016 Plan as of the date of this Registration Statement. Any shares of common stock that (i) are subject to options under the 2016 Plan that cease to be subject to such options by forfeiture or otherwise, (ii) were or are issued under the 2016 Plan pursuant to the exercise of options and are forfeited or repurchased at the original issue price, or (iii) are subject to options under the 2016 Plan and are used to pay the exercise price of an option or withheld to satisfy tax withholding obligations relating to any awards will be available for future grant and issuance as common stock under the 2019 Plan. See footnote 2 above.

(7)

Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act on the basis of the weighted average exercise price for stock options outstanding under the 2016 Plan granted by the Registrant as of the date of this Registration Statement.

(8)

Represents shares of Registrant’s common stock reserved for issuance upon the exercise of stock options outstanding under the 2006 Plan as of the date of this Registration Statement. Any shares of common stock that (i) are subject to options under the 2006 Plan that cease to be subject to such options by forfeiture or otherwise, (ii) were or are issued under the 2006 Plan pursuant to the exercise of options and are forfeited or repurchased at the original issue price, or (iii) are subject to options under the 2006 Plan and are used to pay the exercise price of an option or withheld to satisfy tax withholding obligations relating to any awards will be available for future grant and issuance as common stock under the 2019 Plan. See footnote 2 above.

(9)

Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act on the basis of the weighted average exercise price for stock options outstanding under the 2006 Plan granted by the Registrant as of the date of this Registration Statement.

PART I

Information Required in the Section 10(a) Prospectus

The information called for by Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) and has been or will be sent or given to participating service providers in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents filed by Bill.com Holdings, Inc. (the “Registrant”) with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)

the Registrant’s prospectus filed on December 12, 2019 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1, as amended (Registration No. 333-234730), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed; and

(b)

the description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 001-39149) filed with the Commission on December 3, 2019 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document, which also is deemed to be incorporated by reference herein, modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

As of the date of this Registration Statement, entities affiliated with Fenwick & West LLP beneficially own an aggregate of 91,349 shares of the Registrant’s capital stock.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the Delaware General Corporation Law, the Registrant’s restated certificate of incorporation to be effective immediately prior to the completion of the Registrant’s initial public offering contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the Registrant’s restated bylaws to be effective immediately prior to the completion of the Registrant’s initial public offering, provide that:

•	the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•	the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law;

•

the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and

•	the rights conferred in the restated bylaws are not exclusive.

The Registrant has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated certificate of incorporation and restated bylaws and to provide additional procedural protections. The indemnification provisions in the Registrant’s restated certificate of incorporation, restated bylaws, and the indemnification agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

The Registrant currently carries liability insurance for its directors and officers.

Reference is also made to the Underwriting Agreement filed with the Form S-1 for the Registrant’s initial public offering, which provides for the indemnification of officers, directors, and controlling persons of the Registrant against certain liabilities.

See also the undertakings set out in response to Item 9 of this Registration Statement.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed herewith:

Exhibit Number	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date

4.1	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.	S-1	333-234730	3.1	12/2/2019

4.2	Form of Restated Certificate of Incorporation, to be effective immediately prior to the completion of the initial public offering.	S-1	333-234730	3.2	11/15/2019

4.3	Bylaws of the Registrant, as currently in effect.	S-1	333-234730	3.3	11/15/2019

4.4	Form of Restated Bylaws, to be effective immediately prior to the completion of the initial public offering.	S-1	333-234730	3.4	11/15/2019

4.5	Form of Registrant’s Common Stock Certificate.	S-1	333-234730	4.1	12/2/2019

4.6	2006 Equity Incentive Plan, as amended, and forms of award agreements.	S-1	333-234730	10.2	11/15/2019

4.7	2016 Equity Incentive Plan, as amended, and forms of award agreements.	S-1	333-234730	10.3	11/15/2019

4.8	2019 Equity Incentive Plan and forms of award agreements.	S-1	333-234730	10.4	12/2/2019

4.9	2019 Employee Stock Purchase Plan and forms of enrollment agreement.	S-1	333-234730	10.5	12/2/2019

5.1	Opinion of Fenwick & West LLP.					X

23.1	Consent of Fenwick & West LLP (included in Exhibit 5.1).					X

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm.					X

24.1	Power of Attorney (included on the signature page of this Registration Statement).					X

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (A)(1)(i) and (A)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on this 12th day of December, 2019.

BILL.COM HOLDINGS, INC.

By:	/s/ René Lacerte
René Lacerte
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints René Lacerte and John Rettig, and each of them, as his true and lawful attorney-in-fact and agent with the full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments to this Registration Statement on Form S-8), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ René Lacerte René Lacerte	Chief Executive Officer and Director (Principal Executive Officer)	December 12, 2019

/s/ John Rettig John Rettig	Chief Financial Officer and Executive Vice President, Finance and Operations (Principal Financial and Accounting Officer)	December 12, 2019

* Steven Cakebread	Director	December 12, 2019

* David Chao	Director	December 12, 2019

* David Hornik	Director	December 12, 2019

* Brian Jacobs	Director	December 12, 2019

* Peter Kight	Director	December 12, 2019

* Thomas Mawhinney	Director	December 12, 2019

* Allison Mnookin	Director	December 12, 2019

* Rory O’Driscoll	Director	December 12, 2019

* Steven Piaker	Director	December 12, 2019

*By:	/s/ René Lacerte René Lacerte Attorney-in-Fact	December 12, 2019